SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2003

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

The following is the text of a press release, dated January 3, 2003, announcing the election of new directors by Cedar Fair, L.P.'s general partner, Cedar Fair Management Company. These changes became effective January 1, 2003.

CEDAR FAIR, L.P. ANNOUNCES ELECTION OF NEW DIRECTORS BY ITS GENERAL PARTNER

SANDUSKY, OHIO, January 3, 2003 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today announced that its general partner, Cedar Fair Management Company, has elected seven directors to serve effective January 1, 2003. The directors are: Richard L. Kinzel, Richard S. Ferreira, Bruce A. Jackson, Michael D. Kwiatkowski, Thomas A. Tracy, and two new members, Steven H. Tishman and David L. Paradeau.

Dick Kinzel, president and chief executive officer, stated, "I'd like to thank Don Messinger, Mary Ann Jorgenson and Terry Hackett for their years of dedicated service to our organization. At the same time, I'm excited to be working with our new directors who I believe will provide valuable guidance and counsel for Cedar Fair in this challenging business environment." Mr. Tishman is managing director at Rothschild, Inc., in New York City, and Mr. Paradeau is owner and chief executive officer of Minnesota Zephyr Limited, in Stillwater, Minnesota. "The new members will bring a fresh perspective to our organization on issues such as strategic planning and marketing," Kinzel continued. "Further, because neither has any relationship with our organization other than serving as a director, they reinforce our dedication to the highest standards of corporate governance and full compliance with all current and proposed NYSE and SEC guidelines."

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.

By Cedar Fair Management Company, General Partner

By:	/s/ Bruce A. Jackson
Bruce A. Jackson Corporate Vice President, Finance and Chief Financial Officer

Date: January 7, 2003